Exhibit 10.9.5
[Translation of Chinese original]
Waiver

To:	Shanghai FLOG Media Culture Co., Ltd. Baohe Meng (the Company’s shareholder) Chunhong Xu (the Company’s shareholder) Ting Wang (the Company’s shareholder) Zhihong Zhang (the Company’s shareholder)
To whom it may concern:
In accordance with the Capital Increase Agreement duly signed by and among Redgate Interactive Advertising (Beijing) Co., Ltd. (“Redgate Interactive”), Shanghai FLOG Media Culture Co., Ltd. (“the Company”) and the Company’s shareholders on November 24, 2007 and the Company’s Articles of Association (the “Articles of Association”) formulated on the aforementioned date, when the Company’s shareholders’ meeting adopts any resolution on the issues specified in Article 18 of the Articles of Association (“the Company’s Major Issues”), such resolution shall not be effective unless the shareholders casting affirmative votes include Redgate Interactive in accordance with Article 22 of the Articles of Association. In addition, when the Company’s Board of Directors adopts any resolution on the issues specified in Article 25 of the Articles of Association (“the Company’s Major Operation Issues”), such resolution shall require affirmative votes cast by more than half of all the directors, including the directors appointed by Redgate Interactive.
During the operation of the Company (from the date of the Articles of Association to the date of this Waiver), Redgate Interactive and its Board of Directors have not actually exercised any of their rights over the Company’s Major Issues specified in Article 18 of the Articles of Association or the Company’s Major Operation Issues specified in Article 25 of the Articles of Association. Since such acts have been accepted by the shareholders and the Board of Directors, no resolution of the shareholders and the Board of Directors on any Major Issues has been affected.
According to the latest status of the Company’s operation and management, Redgate Interactive hereby acknowledges that as from the delivery date of this Waiver, Redgate Interactive officially waives such rights on matters as follows: any resolution on the Company’s major issues specified in Article 18 of the Articles of Association shall not be effective unless the shareholders casting affirmative votes include Redgate Interactive in accordance with Article 22 of the Articles of Association, and any resolution on the Company’s major operation issues shall require affirmative votes cast by more than half of all the directors, including the directors appointed by Redgate Interactive as specified in Article 25 of the Articles of Association. Redgate Interactive acknowledges that any resolution of the Company’s Shareholders’ Meeting and Board of Directors on any such matters may be adopted only if the number of votes cast complies with the provisions of laws and the Articles of Association.
Such waive as specified above shall neither affect the biding force or effectiveness of other provisions of the Articles of Association, nor shall it be deemed as Redgate Interactive’s waiver of other rights under the Articles of Association. As a shareholder holding 10.71% of the Company’s equities, Redgate Interactive is still fully entitled to the rights and interests of a shareholder in accordance with the Company’s Articles of Association and such relevant Chinese laws and regulations as the Company Law.

In line with the principle of maximum cooperation and mutual benefits, Redgate Interactive expects that the Company will improve its operational status as soon as possible, develop the market and achieve excellent performance.
Best regards!
Redgate Interactive Advertising (Beijing) Co., Ltd. [company seal]
Date: September 2, 2008